Exhibit 10.1

EXHIBIT B

SUB-FRANCHISOR AGREEMENT

OVO

SUB-FRANCHISOR AGREEMENT
© 2012, Franchise Foundations APC, San Francisco, California

THIS AGREEMENT between Royal Bakery Holdings, Inc., a Delaware corporation, hereinafter referred to as "Franchisor", and ___________________________________ hereinafter referred to as "Sub-franchisor", is made on the basis of the following understandings and recitals and in consideration of the following promises, and the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1. RECITALS

1.01 The OVO Business System.

As the result of the expenditure of time, effort and money in research and development, Franchisor has developed and has the right to license a method and system (hereinafter referred to as the "OVO System" or "System") for the development and operation of a OVO tart & cafe franchise (“OVO Café”) comprised of distinctive business formats, systems, methods, procedures, designs, layouts and specifications. In this regard, Franchisor has developed and has the right to license others as a sub-franchise offering unit franchises for the OVO System (which unit franchise business is herein referred to as an "OVO Business" or "Business"). Franchisor is in the process of developing a sub-franchisor network (hereinafter referred to as the "OVO Network" or "Network") that will sell and support individual OVO café sub-franchises to use the System on a mutually cooperative and interrelated basis.

1.02 Proprietary Marks.

Franchisor grants to Sub-franchisor the right to offer unit franchises to be operated under the OVO System and proprietary service mark "OVO " and its associated distinctive logo as depicted on the cover page above (herein collectively referred to as the "Marks"). Franchisor continues to develop, use and control the Marks so that consumer recognition thereof will continue, and Sub-franchisor agrees to represent the System's high standards of service, quality and appearance.

1.03 Operating Standards.

Sub-franchisor acknowledges reading this Agreement and Franchisor's Franchise Disclosure Document and understands and accepts the terms, conditions and covenants contained in this Agreement as being reasonable and necessary to maintain Franchisor's high standards of service, quality and appearance, as well as the consistency of these standards by all sub-franchises within the Network, in order to protect and preserve the goodwill of the Marks. Sub-franchisor therefore agrees to ensure that unit franchisees will operate the Business as an integral part of the Network and System as they may be changed, approved and developed from time to time, and in this operation adhere to the uniform standards, procedures and policies set forth below.

1.04  Sub-franchisor Desires A License.

Sub-franchisor desires to develop and operate an independent business as a sub-franchisee of Franchisor (the “Business”) under the System, within the Development Area hereinafter set forth, using the Marks and System to recruit, qualify, train and support unit franchises who will establish and operate independent OVO Cafes, and Franchisor agrees to grant to Sub-franchisor the right to do so under the terms and conditions contained in this Agreement and in consideration of the obligations assumed by Sub-franchisor herein.

1.05 Investigation of Franchise.

Sub-franchisor acknowledges having investigated Franchisor and the competitive market thereof and recognizes that the business contemplated by this Agreement involves business risks which make the success of the venture subject to many variables, including, but not limited to, the business abilities, skills and efforts of Sub-franchisor.

1.06 No Earnings Claims; No Misrepresentations.

Franchisor expressly disclaims the making of, and Sub-franchisor acknowledges not having received or relied upon any warranty or guaranty, express or implied, oral or written, regarding the potential sales, profits or success of the business contemplated by this Agreement. Sub-franchisor further acknowledges not having received any representation by Franchisor or its officers, employees or agents that is contrary to the information contained in Franchisor's Franchise Disclosure Document or the terms herein, and further represents to Franchisor, as an inducement to its entry into this Agreement, that Sub-franchisor has made no misrepresentations in obtaining this franchise.

1.07 Receipt of Circular; Contract.

Sub-franchisor acknowledges having reviewed the Franchisor's Franchise Disclosure Document and all Exhibits attached thereto for at least fourteen (14) calendar days prior to the signing of any contract with Franchisor or the payment of any money or other consideration relating to the franchise herein. Sub-franchisor further acknowledges that the terms of this franchise agreement are not materially different from the terms of the franchise agreement attached as Exhibit B to the Franchise Disclosure Document.

ARTICLE 2. GRANT OF FRANCHISE

2.01 Grant of Sub-Franchise; Exclusive Area

(a) Grant of Sub-Franchise. Subject to and upon all of the terms and conditions set forth in this Agreement, Franchisor grants to Sub-franchisor the right and license, and Sub-franchisor hereby accepts and undertakes the obligation to recruit, qualify, train, assist and support unit franchises in the Development Area described in Exhibit 1 attached hereto and made a part hereof, who will establish and operate independent OVO Café franchises under the System and the Marks.

(b) Exclusive Area; Loss of Rights. Subject to the following exceptions, Franchisor will not, while this Agreement is in effect, operate, nor will it grant others a license to operate an OVO Café franchise under its System, nor will it grant anyone else unit franchise rights for an OVO Business within the specific area (herein referred to as the "Development Area” or "Area") as set forth in Exhibit 1 to this Agreement.  Franchisor specifically reserves the right to sell OVO products using other channels of distribution anywhere, as it believes this builds overall brand recognition. Notwithstanding the above, upon the occurrence of the following, Franchisor may itself operate, or grant a license for sub-franchise rights to another Sub-franchisor, or grant individual franchise rights for an OVO Café within the Area:

(i)    Right To Terminate. Upon the occurrence of any event or events as the result of which Franchisor has the right to terminate this Agreement, as provided in Article 5 below, Franchisor may, whether or not it elects to exercise its right of termination, grant to another Sub-franchisor or Sub-franchisors (including Franchisor itself) the right and license for sub-franchisor rights under the System and Marks within the Area, and this action by Franchisor shall not affect any other rights and obligations hereunder unless and until Franchisor exercises its right of termination as provided in Article 5.

2.02 Term and Renewal

(a) Term. This Agreement and the appointment of Sub-franchisor hereunder shall commence on the date this Agreement is executed and, unless previously terminated as herein provided, shall expire on the 10th anniversary of the date on which this Agreement is executed.

(b) Renewal Options. The term of this Agreement and the appointment hereunder may be extended for additional terms of ten years each, exercisable by written notice from Sub-franchisor to Franchisor, within 180 days prior to the expiration of the initial term (or renewal term); provided that at the end of the initial term (or renewal term):

(i) Sub-franchisor is not at the time of the exercise or at the commencement of the extension term, in default of the performance of any of Sub-franchisor's obligations hereunder; and

(ii) All monetary obligations owned by Sub-franchisor to Franchisor have been fully satisfied prior to the commencement of the extension term; and

(iii) At the option of Franchisor, Sub-franchisor shall execute Franchisor's then-current form of Sub-Franchisor Agreement which shall waive any initial sub-franchisor fee but may contain materially different terms; and

(iv) At the option of Franchisor, except to the extent limited by applicable law, Sub-franchisor executes a general release, in a form prescribed by Franchisor, of any and all claims against Franchisor, and its officers, directors, agents and employees, arising out of or relating to this Agreement; and

(v) Sub-franchisor pays to Franchisor the sum of one hundred dollars ($100).

ARTICLE 3. SUBFRANCHISOR'S OBLIGATIONS & DUTIES

3.01 Sub-Franchise Fee.

In consideration of the grant of sub-franchisor rights, and of the rights and privileges relating thereto, herein above made, Sub-franchisor shall pay to Franchisor a sub-franchisor fee payable upon the signing of this Agreement in the amount of ______ Thousand Dollars ($__,000). This fee shall be paid solely for the grant of franchise rights and privileges, shall be fully earned upon execution of this Agreement,  and shall be in addition to all other fees, royalties, costs and other expenditures of any kind required of Sub-franchisor under the terms hereof, or any sums otherwise becoming due from Sub-franchisor for any reason. The sub-franchisor fee is not refundable under any circumstances.

3.02 Royalties and Sub-franchise Fees.

In further consideration of the grant of sub-franchisor and related rights and privileges hereunder, Sub-franchisor shall pay to Franchisor the amounts specified in (a) and (b) below. If any payment is not received when due, it will be deemed overdue and subject to the late charge specified in Section 3.05(a).

(a)  Royalty.  A monthly royalty equal to one percent 1%) of all royalty proceeds Sub-franchisor receives from its unit franchises, deposited directly or by electronic fund transfer to Franchisor's bank account, as specified by Franchisor, on or before the fifth day of each calendar month for the preceding month's royalty proceeds.

(b) Sub-franchise Fees. Monthly sub-franchise fees received from unit franchises of Sub-franchisor, deposited directly or by electronic fund transfer to Franchisor's bank account, as specified by Franchisor, on or before the fifth day of each calendar month for the preceding month's sub-franchise fee proceeds, calculated as follows:

Type of Sub-franchise Sold	Amount of Sub-franchise Fee Due
OVO Restaurant	$14,500
OVO Café	$11,500
OVO Kiosk	$10,000
OVO Food Truck	$5,000

3.03 Opening Requirements.

Unless otherwise agreed by Franchisor, within 3 months of the date this Agreement is signed, Sub-franchisor shall commence business operations with a fully furnished and equipped office at a location within the Development area, and by that date have complied with the following:

(a)      Sub-franchisor shall have prepared a franchise disclosure document (see Section 3.06(b) below) for the sale of sub-franchises meeting all then-current requirements of applicable federal and state laws; and

(b)     Sub-franchisor shall have hired and trained all staff necessary to operate the Business.

3.04 Advertising, Public Relations and Marketing.

Recognizing the value of Network advertising, public relations and marketing programs, and the importance of the standardization of these programs to promote and further the goodwill and public image of the Franchisor's System and Marks, Sub-franchisor agrees as follows:

(a) Advertising Standards. All advertising by Sub-franchisor shall be completely factual and shall conform to the highest standards of ethical advertising. Sub-franchisor agrees to refrain from any business or advertising practice that may be injurious to the Franchisor's System or the goodwill associated with the Marks. Without limiting the foregoing, Sub-franchisor agrees that all advertising and promotions by Sub-franchisor in any form and in any medium shall be conducted in a dignified manner and shall conform to such standards and requirements as Franchisor may from time to time designate in writing. Sub-franchisor shall submit to Franchisor (by mail, return receipt requested), for prior written approval, samples of all advertising and promotional plans and materials that Sub-franchisor desires to use and that have not been prepared or previously approved by Franchisor. If written approval thereof is not received by Sub-franchisor, Franchisor shall be deemed not to have given the required approval.

3.05  Late Payments

(a) Late Payment Amount. Any payment not actually received by Franchisor as required by this Agreement shall be deemed overdue. If any payment is overdue, Sub-franchisor shall pay Franchisor, in addition to the overdue amount, a late charge equal to five percent (5%) of the overdue amount. This total is due upon receipt of the past due invoice and shall be deposited directly to Franchisor's bank account, as specified by Franchisor.

(b) No Waiver. Sub-franchisor acknowledges that this Section 3.05 shall not constitute an agreement by Franchisor to accept any payments after they are due or a commitment by Franchisor to extend credit to, or otherwise finance Sub-franchisor's Business. Further, Sub-franchisor acknowledges that failure to pay all amounts when due shall constitute grounds for termination of this Agreement, as provided in Section 5.02, notwithstanding the provisions of this Section.

3.06 Operation of Business.

Sub-franchisor shall follow the Franchisor's start-up timetable as set forth above regarding the development and commencement of Business operations and shall thereafter, continuously operate the Business devoting Sub-franchisor's full working time, best efforts, skills, and diligence to the Business, using Sub-franchisor’s best efforts to actively recruit, train and support unit franchises to operate OVO Cafes within the Area, selling and providing only those products, services and suppliers authorized or required to be provided as part of the Franchisor's System as set forth in Franchisor's confidential Policy Manual (herein “Policy Manual”) including supplements, addenda and amendments thereto, and Sub-franchisor shall not allow its unit franchises to sell or provide other services or products except those which Franchisor, in its sole and absolute discretion, shall approve as being compatible and not interfering with the Franchisor’s System, Marks and Network.  The Policy Manual, as modified from time to time, and containing the most current schedule of fees, is incorporated in this franchise agreement by reference. Specifically and without limiting the foregoing, Sub-franchisor agrees:

(a) Performance by Unit-franchises; Follow Manual and Standards. Sub-franchisor shall cause its unit franchises to operate the Business in all respects in accordance with all reasonable requirements of Franchisor from time to time in effect, as set forth in the Policy Manual, their Sub-franchise Agreements, the Operations Manual (herein “Operations Manual” or “Manual”) provided by Sub-franchisor to its unit franchises, and in other communications from Franchisor, maintaining the highest business standards of quality and ethical conduct, and not otherwise so that the Business shall be established and at all times operated as and constitute a business of the highest quality and professionalism. Sub-franchisor is responsible for ensuring compliance by its unit franchises with the Operations Manual and all material obligations and covenants under the sub-franchise agreements, including but not limited to those relating to the use of the Marks and System. With respect to the Policy Manual, Sub-franchisor specifically agrees as follows:

(i) Sub-franchisor shall treat the Policy Manual and any other documents created and approved for use in the operation of the Business, and the information contained therein, as confidential, and shall use all reasonable efforts to maintain this information as secret and confidential;

(ii) Sub-franchisor agrees that the Policy Manual shall remain the sole property of Franchisor; and that Franchisor may, from time to time, revise the contents of any Policy Manual;

(iii) Sub-franchisor agrees to comply with each new or changed provision of any Policy Manual; that no modification of any Policy Manual will alter Sub-franchisor's status and rights under this Agreement; and that Franchisor may update any of the Policy Manual (or portions thereof) manually or by electronic means via Franchisor’s website, email or as specified by Franchisor.

(iv) Sub-franchisor agrees that the master copy of each Policy Manual maintained by Franchisor at its principal office shall be controlling in the event of a dispute relative to the content of any Policy Manual.

(v) Sub-franchisor agrees to keep the Policy Manual in a secure location at the Premises.

(vi) Sub-franchisor agrees to obtain insurance in the amounts, types and named insured(s) as specified in the Policy Manual.

(b) Compliance with Franchise Laws.  In connection with Sub-franchisor’s solicitation of unit franchises, including the execution and performance of all sub-franchise agreements in connection therewith, Sub-franchisor shall comply with, and conduct all franchise offers, recruitment, advertising and other activities in accordance with the Federal Trade Commission Franchise Rule (the “FTC Rule), all applicable state laws relating to the offer and sale of franchises and to franchise terminations, transfers, renewals and other franchise relationship issues, as well as all other applicable laws, rules and regulations, and all of Franchisor’s standards, rules, policies and procedures in effect from time to time. Without limiting the foregoing, Sub-franchisor also agrees:

(i)    Franchise Disclosure Document.  Sub-franchisor will prepare its own franchise disclosure document (the “FDD”), using a qualified franchise attorney to include all required information about Sub-franchisor as well as other material information required. Sub-franchisor’s FDD and related agreements will clearly describe the fact that Sub-franchisor is an independently owned and operated sub-franchisor, separate and distinct from Franchisor, and that the only parties to a unit franchise’s franchise agreement will be the unit franchise and Sub-franchisor, with Franchisor having no obligations to unit franchises of any kind. The FDD will be prepared, amended and renewed in accordance with the requirements of applicable federal or state law. Sub-franchisor shall register its unit franchise offering in the Area(s) covered by this agreement as marketing activities progress. Sub-franchisor shall not file or use any FDD without first having obtained the written consent of Franchisor. This consent is not a warranty or representation by Franchisor that said FDD complies with any applicable law or that the disclosures therein made by Sub-franchisor are truthful and accurate, nor shall its review or consent with respect to the FDD in any way waive, reduce or impair Franchisor’s right to be indemnified by Sub-franchisor pursuant to Section 3.10 of this Agreement.

(ii)   Maintain Records. Sub-franchisor shall maintain accurate and complete books and records of all unit franchise advertising, solicitation and recruitment activities, as well as all unit franchise sales as required by Franchisor or by applicable law. Sub-franchisor will make all such books and records available to Franchisor for inspection or copying on request.

(c) Qualification and Signing of Prospective unit franchises. Sub-franchisor shall investigate the qualifications of each prospective unit franchise in accordance with Franchisor’s standards, policies and procedures relating to qualification of franchisees then in effect, and shall obtain all information required. Sub-franchisor shall furnish to Franchisor all documentation and information relating to each sub-franchise sold, as may be required by Franchisor. However, Sub-franchisor is solely responsible to ensure sub-franchise rights are granted only to qualified unit franchises. Each unit franchise of Sub-franchisor shall enter into a separate unit franchise agreement with Sub-franchisor, using Franchisor’s then-current form of unit franchise agreement.

(d) Obligations to Unit franchises. Sub-franchisor shall fully discharge and perform all obligations and duties to its unit franchises, whether arising under the unit franchise agreements or by operation of law. Without limiting the following, Sub-franchisor will provide all unit franchises with an initial training program and be available during normal business hours to provide guidance and support to its unit franchises. Sub-franchisor shall deliver to Franchisor a copy of all correspondence from unit franchises that asserts a breach or termination of a franchise agreement, and all other correspondence or communications with unit franchises or their legal counsel or other representative that raise any material issue of compliance with the unit franchise agreements or applicable laws by Sub-franchisor or is otherwise material to the unit franchise relationship, concurrently with its being sent or received by Sub-franchisor.

(e) Devote Full Working Time to Business. Unless agreed otherwise in writing by Franchisor, Sub-franchisor shall devote full working time to the franchised Business during the term of this Agreement.  If Sub-franchisor is a business entity and not an individual, then one of the partners, shareholders, members or other owners of Sub-franchisor who is an individual will act as the designed manager with personal responsibility for the day-to-day operation and management of the Business. Franchisor must approve the selection of and any change in the manager, which approval will not be unreasonably withheld or delayed.

(f) Operational Efforts. Sub-franchisor shall vigorously pursue and promote sales and activities leading to growth by the Business, marketing the Area to its fullest potential, avoiding excessive complaints as well as declining revenues and negative reviews by Franchisor, and shall cooperate with Franchisor and other Sub-franchisors in the Franchisor's Network in promoting and enhancing the Franchisor's System, Network and Marks.

(g) Customer Complaints; Communication with Franchisor.  Sub-franchisor shall promptly respond to any customer complaint regarding any of its unit franchises and inform Franchisor of any complaint not fully resolved to the customer’s satisfaction within seven (7) calendar days. Franchisor shall have the right, but not the obligation to assist in or mandate a resolution to any customer complaint. Sub-franchisor shall, at Sub-franchisor’s sole expense, implement any resolution that Franchisor directs. Sub-franchisor will promptly return all of Franchisor’s telephone calls and promptly respond to all other communications from Franchisor to which a response is requested. Franchisor may require Sub-franchisor to subscribe to a compatible or designed Internet or intranet service for communication purposes and will take such action as is needed to provide Franchisor with on-line or other access to Sub-franchisor’s computer system and the information contained therein.

(h) Non-Disclosure. Sub-franchisor shall not at any time, either during or after the term of this Agreement, copy or duplicate, or permit the copying or duplication, nor publish, disclose or in any manner reveal, or permit the publication, disclosure or revelation in any manner, to any person or entity, except employees of Sub-franchisor on a need to know basis  (and then only after obtaining a written agreement of such employees, in a form acceptable to Franchisor, made for the benefit of and enforceable by Franchisor as well as of and by Sub-franchisor, to be bound by this commitment of nondisclosure), any portion of the Policy Manual, supplements, addenda or amendments thereto, or any other information or material supplied by Franchisor to Sub-franchisor and designated as confidential information. Sub-franchisor hereby recognizes and agrees that these materials and information are proprietary trade secrets of Franchisor and are disclosed to Sub-franchisor in strict confidence solely for use in the development and operation of the franchise during the term of this Agreement and on the condition that Sub-franchisor will not use these trade secrets in any other business or capacity. Sub-franchisor acknowledges and agrees that Sub-franchisor e will not acquire any interest in the trade secrets, other than the right to utilize them in the operation of the Business during the term of this franchise and that Sub-franchisor will maintain the confidentiality of these trade secrets during and after the term of this Agreement.

3.07 Use of Commercial Symbols.

Sub-franchisor acknowledges that Sub-franchisor's right to use the Marks is derived solely from this Agreement and is limited to the operation of a Business pursuant to and in compliance with this Agreement and all applicable specifications, standards and operating procedures prescribed by Franchisor from time to time during the term of this Agreement. Specifically and without limiting the foregoing, Sub-franchisor agrees:

(a) This Agreement does not confer any goodwill or interests in the Marks upon Sub-franchisor.

(b) Sub-franchisor shall use only the Marks authorized by Franchisor, and shall ensure that all use of the Marks by unit franchises is only in the manner authorized and permitted by Franchisor.

(c) Sub-franchisor shall use the Marks only in connection with the operation of the Business licensed hereunder and only within the Area referred to in Section 2.01 of this Agreement.

(d) Any and all goodwill arising from Sub-franchisor's use of the Marks under the Franchisor's System shall inure solely and exclusively to the benefit of Franchisor, and upon expiration or termination of this Agreement and the license herein granted, except as expressly provided herein, no monetary amount shall be assigned to any goodwill associated with Sub-franchisor's use of the Franchisor's System or Marks.

(e) If it becomes advisable at any time, in Franchisor's sole discretion, for Franchisor or Sub-franchisor to modify or discontinue use of any Mark or use one or more additional or substitute Marks or commercial symbols, Sub-franchisor agrees to promptly comply (and have its unit franchises comply) therewith within a reasonable time after notice by Franchisor, and Franchisor need not reimburse Sub-franchisor for any of Sub-franchisor’s expenses or costs in complying with Franchisor’s directions.

(f) In the event that Sub-franchisor is aware of any use of the Marks or colorable imitation thereof which falsely suggests or represents an association or connection with Franchisor, other Sub-franchisors or unit franchises in the Network, or any of its Marks, or litigation involving the Marks is instituted or threatened against Sub-franchisor, Sub-franchisor shall promptly notify Franchisor and cooperate fully with Franchisor in connection therewith. Sub-franchisor agrees that Franchisor will have the right to control any litigation with respect to the Marks, and that Franchisor has no obligation to protect Sub-franchisor against claims of infringement or unfair competition arising out of use of the Marks or to defend Sub-franchisor in any legal action. However, Franchisor will take such action as Franchisor considers appropriate under the circumstances, provided Sub-franchisor has promptly notified Franchisor in writing of all pertinent facts and provided further that Sub-franchisor has used the Marks in strict accordance with this Agreement.

3.08 Responsibility for Costs and Expenses.

Sub-franchisor will be solely responsible for and shall pay, promptly when due, all costs, expenses, obligations and indebtedness of or in any way rising out of or in connection with the Business and the establishment and operation thereof, including all taxes, assessments and other levies, charges and impositions of any kind of any governmental or regulatory body, federal, state or local.

3.09 Compliance with Law; Good Business Practices.

Sub-franchisor shall, in the establishment and operation of the Business, comply, at Sub-franchisor's sole expense, with all applicable statutes, ordinances, regulations, orders and other enactment's or requirements of all governmental or regulatory bodies including obtaining any licenses, permits or other entitlement required by any law or laws, including but not limited to franchise disclosure, registration and relationship laws. Sub-franchisor shall give Franchisor within 3 days of receipt, a copy of any notice received by Sub-franchisor form any state, local or governmental agency or body pertaining to compliance with any codes or legal requirements involving Sub-franchisor’s Business or the franchised business of Sub-franchisor’s unit franchises. Sub-franchisor must adhere to the highest standards of honesty, integrity, fair dealing and ethical conduct in all dealings with Sub-franchisor’s unit franchises, customers and Franchisor. Sub-franchisor will not take or omit to take any action or permit any action by any person under its control that in its commission or omission may damage, tarnish or detract from Franchisor’s name or good reputation or value of the Marks.

3.10 Indemnification.

Sub-franchisor shall indemnify Franchisor and its officers, directors and employees and hold them harmless from and against any liability or responsibility for any matter for which Sub-franchisor is responsible under this Section 3.10 or otherwise under this Agreement, and from and against any loss, liability, claims, demands, damages, charges, costs or expenses of any kind whatsoever, including attorney's fees, arising directly or indirectly out of or in connection with any such liability or responsibility, or otherwise out of or in connection with the establishment and operation by Sub-franchisor of the Business, including but not limited to any such matters arising directly or indirectly out of or in connection with any injury to or death of persons or damage to or loss of property.

3.11  Record keeping; Inspections; Audits; Reports; Surveys

(a) Record keeping. Sub-franchisor shall throughout the term hereof, maintain and preserve at the Business premises full, complete and accurate books, records and accounts of the Business, and supporting data, all in accordance with generally accepted accounting principles and utilizing accounting records, software and computer systems approved or specified by Franchisor in the Policy Manual or otherwise in writing, updated on a regular basis also as specified in the Policy Manual and giving Franchisor remote computer access as and when Franchisor deems necessary. All email accounts sent and received through the Franchisor’s email accounts are deemed the property of Franchisor and can by monitored by Franchisor at any time without notice to Sub-franchisor.

(b) Inspection; Audit. Franchisor shall have the right at any time during normal business hours, and without prior notice to Sub-franchisor, to have the books, records, data and financial statements (including software programs used to compile this information) of Sub-franchisor's Business inspected and, at Franchisor's option, audited. Any audit shall be done by a certified public accountant of Franchisor's choice, and shall be at Franchisor's sole cost and expense, except if any audit discloses an understatement of any fees due Franchisor by five percent (5%) or more, then the entire cost of the audit, including without limitation the charges for any certified public accountant, its employees and the travel, room, board and compensation of Franchisor's employees connected with the audit, shall become immediately due and payable upon receipt of invoice.

(c) Reports. Unless otherwise required by Franchisor, Sub-franchisor shall submit to Franchisor, in such form, detail and manner as Franchisor may require, complete and accurate reports throughout the term of this Agreement as may be detailed in the Policy Manual. These reports shall include a monthly profit and loss statement, due on or before the 15th day of each calendar month, for the preceding calendar month

(d) Surveys and Studies. The continuing development, improvement and success of the Franchisor's Network and System requires meaningful, timely and accurate information concerning all functions and aspects of the business. In order that the Franchisor's System can be fully evaluated and improved and benefit all Sub-franchisors thereof, Sub-franchisor agrees to prepare and forward to Franchisor, at times specified and on forms supplied by Franchisor, information that Franchisor may require for its use in preparing studies and surveys relating to the Business, the System and the Network, containing information specified by Franchisor.

3.12 Right of Entry.

Sub-franchisor shall permit Franchisor and its agents the right to enter the premises of the Business at all times during regular business hours, without prior notice to Sub-franchisor, for the purpose of determining compliance with this Agreement and Policy Manual, as well as for interviewing Sub-franchisor’s customers, unit franchises and personnel, observing operations and conducting on-site market surveys or studies. Sub-franchisor shall cooperate with Franchisor's agents during these visits, and upon notice from Franchisor or its agents, and without limiting Franchisor's other rights under this Agreement, shall take all necessary steps to promptly correct any deficiency detected by Franchisor's agents.

ARTICLE 4. FRANCHISOR'S OBLIGATIONS

4.01 Pre-Opening Services.

Franchisor shall assist Sub-franchisor and perform initial services as follows:

(a) Training Program. Franchisor shall provide Sub-franchisor and up to 2 additional trainees specified by Sub-franchisor, with a single training program in connection with the management and operation of the Business. The training program will be conducted online by Franchisor, of up to 15 hours duration depending on Sub-franchisor's prior background and aptitude. All segments of the training course shall be attended and successfully completed by Sub-franchisor and Sub-franchisor's trainees. Sub-franchisor agrees and acknowledges that Franchisor shall have sole discretion in determining whether Sub-franchisor has satisfactorily completed the training program. Sub-franchisor shall be responsible for paying all travel, living and other expenses incurred by Sub-franchisor and its trainees in attending Franchisor's training program.

(b) Confidential Policy Manual. Franchisor shall loan to Sub-franchisor, promptly following the successful completion of Sub-franchisor's training program, one complete copy of Franchisor's Policy Manual. Franchisor will also work with Sub-franchisor in developing an Operations Manual for use with unit franchises of Sub-franchisor.

4.02 Support for Business Operations.

Franchisor shall supply to Sub-franchisor, in support and assistance of Sub-franchisor's operations, the following:

(a) Advertising and Marketing Materials. Franchisor will provide Sub-franchisor with samples of advertising and marketing materials to use in soliciting and recruiting unit franchises.

(b) Consultation. Franchisor will make available, at its corporate office, personnel for consultation by phone, email or mobile communications during normal business hours, concerning questions arising in the day-to-day operation of Sub-franchisor's Business.

(c) Updating. Franchisor will disseminate periodic supplements and amendments to its confidential Policy Manual.

(d) Additional Consulting. At Sub-franchisor’s request, Franchisor will provide additional, support, training or on-site consulting services in accordance with Franchisor’s then-current consulting fee schedule that sets forth acceptable consulting assignments, the skill set required and currently hourly rate(s), minimums, travel expenses, etc. An advance retainer may be required to commence the assignment, with payments for the retainer and other billings due on receipt of invoice. Sub-franchisor is also responsible for paying all travel expenses (airfare, meals, lodging) incurred by Franchisor’s personnel.

4.03 Protection of Marks.

Franchisor will take all steps reasonably necessary to preserve and protect the ownership and validity of the Marks. Franchisor will permit Sub-franchisor to use and unit franchise the Marks only in accordance with the Franchisor's System and the standards and specifications attendant thereto which underlie the goodwill associated with and symbolized by the Marks.

ARTICLE 5. TERMINATION

5.01 Termination by Sub-franchisor; Opportunity to Cure.

Sub-franchisor shall have the right, at its option, to terminate this Agreement by giving written notice to Franchisor by registered or certified mail, addressed as provided in Section 7.06, in the event Franchisor defaults in the performance of any agreement on its part to be performed hereunder and the default is not remedied within 30 days after written notice from Sub-franchisor to Franchisor of the default setting forth the nature thereof. Sub-franchisor’s termination of this Agreement for any other reason or without notice will be deemed a termination without cause.

5.02 Immediate Termination by Franchisor.

Franchisor shall have the right, at its option, to terminate this Agreement and all rights granted Sub-franchisor hereunder, without affording Sub-franchisor any opportunity to cure the default, effective upon receipt of notice by Sub-franchisor, addressed as provided in Section 7.06, upon the occurrence of any of the following events, which Sub-franchisor acknowledges are detrimental to, and reflect unfavorably upon, the operation and reputation of the Franchisor's System, the Marks, the Network, and goodwill thereof:

(a) Abandonment. If operations of the Business cease (including, but not limited to maintaining telephone service and responding to telephone calls), for a period of five (5) consecutive days or any shorter period that indicates an intent by Sub-franchisor to discontinue operation of the Business, unless and only to the extent that full operation of the Business is suspended or terminated due to fire, flood, earthquake or other similar causes beyond Sub-franchisor's control;

(b) Insolvency; Assignments. If Sub-franchisor becomes insolvent or is adjudicated a bankrupt; or any action is taken by Sub-franchisor, or by others against Sub-franchisor, under any insolvency, bankruptcy or reorganization act, and not fully dismissed within thirty (30) days after the institution thereof; or Sub-franchisor makes any purported assignment, transfer or sublicense of this Agreement or of the rights in this Agreement without the prior written consent of Franchisor;

(c) Unsatisfied Judgments; Levy; Foreclosure. If any judgment is obtained against Sub-franchisor which remains unsatisfied or of record for thirty (30) days or longer (unless a supersedes or other appeal bond has been filed); or if execution is levied against Sub-franchisor's Business or any of the property used in the Business and is not discharged within five (5) days; or if the real or personal property of Sub-franchisor's Business shall be sold after levy thereupon by any sheriff, marshal or constable;

(d) Criminal Conviction. If Sub-franchisor is convicted of a felony, a crime involving moral turpitude, or any crime or offense that is reasonably likely, in the sole opinion of Franchisor, to materially and unfavorably affect the Franchisor System, Marks, Network, goodwill or reputation thereof;

(e) Misuse of Marks; Unauthorized Disclosure If Sub-franchisor fails to comply with the covenants contained in Sections 3.07 or Sub-franchisor knowingly discloses to any unauthorized person the contents of any part of Franchisor's Policy Manual or any other trade secrets or confidential information provided to Sub-franchisor by Franchisor and designated as such;

(f) Uncured Defaults or Repeated Defaults. If Sub-franchisor defaults in the performance of any agreement made herein, and the default is not remedied to Franchisor's satisfaction within thirty (30) days after written notice thereof from Franchisor to Sub-franchisor; or Sub-franchisor, after curing a default engages in the same default on 2 other occasions within a six (6) month period whether or not these defaults have been corrected after notice; or Sub-franchisor engages in a total of 5 defaults within a twelve (12) month period whether or not these defaults have been corrected after notice. Defaults shall include, for example, without limitation, the occurrence of any of the following:

(i) Failure to Maintain Standards. Sub-franchisor fails to maintain the operating procedures and standards established by Franchisor for the Business and System as detailed in its Policy Manual;

(ii) Failure to Submit Reports. Sub-franchisor refuses or neglects to submit reports or other information on a timely basis as required by this Agreement;

(iii) Failure to Obtain Consent. Sub-franchisor fails, refuses or neglects to obtain Franchisor's prior written approval or consent as required by this Agreement;

(g) Failure to Make Payments. If Sub-franchisor fails to pay any amount due Franchisor within five (5) business days after receiving notice that such amounts are overdue;

(h) Failure to Complete Training. If Sub-franchisor, in Franchisor’s sole, good faith judgment, fails to complete the training program referenced in Section 4.01(a) of this Agreement;

(i) Failure to Adhere to Opening Requirements. If Sub-franchisor fails to adhere to the opening requirements specified in Section 3.03 of this Agreement.

5.03 Rights and Duties on Termination.

In the event of any termination of this Agreement, whether by reason of action by Subfranchisor or Franchisor as above provided, or as elsewhere provided in this Agreement, or by the expiration of the term hereof, the parties shall have the following rights and duties:

(a) Cease Operation of Business under System and Marks. All rights and privileges herein granted to Sub-franchisor shall immediately terminate and revert to Franchisor, with all rights and goodwill of the Business pertaining thereto, and Sub-franchisor shall surrender all such rights and privileges, shall cease operation of the Business using the Franchisor's System and Marks in all connections, including any colorable imitation thereof or in any manner or for any purpose, or utilize for any purpose any trade name, service mark, trademark, logo or other insignia which is likely to cause confusion, mistake or deception or that falsely suggests or indicates a connection or association with Franchisor. Sub-franchisor shall take all action required to cancel all fictitious or assumed name or equivalent registrations relating to Sub-franchisor's use of any Mark.

(b) Pay Creditors; Return Manual; Cease Use of Website. Sub-franchisor shall immediately pay all creditors of the Business, including all sums then owing by Sub-franchisor to Franchisor and shall immediately return without delay all Manual and all other material described therein (or in any notice from Franchisor) as property of Franchisor, and all forms, advertising matter, and all other materials received by Sub-franchisor from Franchisor and in the possession of Sub-franchisor. Sub-franchisor shall also cease all use of any Ovo domain name, URL or home page address and shall not establish any Website using any similar or confusing domain name, URL or home page address.

(c) Franchisor’s Options On Termination. Unless termination results solely from the proper exercise by Sub-franchisor of Sub-franchisor's election as provided in Section 5.01 hereof, Franchisor shall have the following options, exercisable by written notice to Sub-franchisor (indicating which option(s) Franchisor intends to exercise) at any time within 30 days from the date of termination hereof to: (i) require Sub-franchisor assign to Franchisor the leasehold interest of the Premises (or, if assignment is prohibited, a sublease for the full remaining term and on the same terms as Sub-franchisor’s lease) in consideration of Franchisor's assumption of the leasing obligations thereunder; (ii) to purchase from Sub-franchisor all equipment, furnishings, fixtures and other physical assets owned by Sub-franchisor and used in the operation of the Business for the same price paid by Sub-franchisor less depreciation taken (i.e. book value) as of the date of Franchisor's written notice; and (iii) to require Sub-franchisor to assign to Franchisor all Sub-franchisor’s existing unit franchise agreements with unit franchises, as selected by Franchisor, including copies of all files and records relevant to the unit franchise agreements assigned. In consideration for any unit franchise agreements so assigned, Franchisor shall pay Sub-franchisor the sum of $3,000. The purchase price for any purchased items shall not include any payment for goodwill or other intangibles, and shall be payable at the closing of the purchase. The closing shall take place at a time designed by Franchisor within ninety (90) calendar days after Sub-franchisor receives Franchisor’s notice of exercise of its purchase option or options. For anything purchased by Franchisor, Sub-franchisor shall provide such representations and warranties satisfactory to Franchisor concerning Sub-franchisor’s ownership of purchased items, condition of and title to the items and the absence of any liens and encumbrances. Franchisor shall have the unrestricted right to assign any of the options in this Section 5.03 (c).

(d) Transfer Contact Information. Sub-franchisor shall relinquish and take all steps necessary and hereby irrevocably appoints Franchisor as Sub-franchisor's attorney-in-fact to transfer to Franchisor all right, title and interest in all or any of Sub-franchisor’s contact information, including telephone numbers, fax numbers, pager numbers, cellular phone numbers, emails, online profiles, other web-based contact information and any listing, and advertising privileges concurrent therewith, relating in any way to the Business.

(e) Franchisor's Rights Following Termination. Following termination of this Agreement, unless termination results from the proper exercise by Sub-franchisor of Sub-franchisor's option as provided in Section 5.01 hereof, Franchisor shall be entitled, either to operate the Business itself, with the use of all assets, including goodwill, reverting and transferred to it on termination as above provided, or to grant the sub-franchisor herein granted, and to sell all such properties and assets, to others upon terms and conditions as Franchisor shall determine, and to retain all proceeds of the transaction, in either event, without obligation to Sub-franchisor of any kind.

(f) Rights Not Exclusive. The foregoing rights of Franchisor upon termination by reason of breach or default hereunder shall not be exclusive, but shall be in addition to and not in lieu of any other rights available to Franchisor under the terms hereof or at law or in equity. Termination of this Agreement under any circumstances shall not abrogate, impair, release, or extinguish any debt, obligation, or liability of Sub-franchisor which may have accrued hereunder, including without limitation any debt, obligation, or liability which was the cause of termination. All covenants and agreements of Sub-franchisor that by their terms or by reasonable implication are to be performed, in whole or in part, after the termination of this Agreement, shall survive termination.

(g) Activities Following Termination. Sub-franchisor acknowledges that the elements comprising the Franchisor's System are unique, proprietary and distinctive and have been developed by Franchisor as the result of great expenditures of time, effort and money; that Sub-franchisor has regular and continuing access to valuable trade secret and confidential information; and that Sub-franchisor recognizes its obligation to keep this trade secret and confidential information in confidence pursuant to the provisions of this Agreement. Sub-franchisor therefore agrees as follows:

(i) Nondisclosure. If, prior to its expiration this Agreement is terminated by Franchisor in accordance with the provisions of this Agreement or by Sub-franchisor without cause, or this Agreement expires pursuant to the terms hereof and is not renewed, Sub-franchisor shall not thereafter use or disclose to any person or entity any trade secrets, know-how, improvements, marketing plans, formulas, processes or other elements constituting proprietary and confidential aspects of the Franchisor's System.

(ii) Competition. Sub-franchisor acknowledges that in addition to the license of the Marks hereunder, Franchisor has also licensed a large body of commercially valuable information including, but not limited to, operations, marketing, advertising and related materials and that the value of this information derives not only from the time, effort and money which went into its compilation but from the usage of same by all Sub-franchisors in the Franchisor's Network to develop System goodwill. Sub-franchisor further acknowledges that this information is not generally known in the industry and is beyond Sub-franchisor's present skills and experience (or if Sub-franchisor had prior related experience, it was not experience or knowledge remotely comparable to Franchisor's experience and knowledge) and that to develop this information would be expensive, time-consuming and difficult. Sub-franchisor finally acknowledges that gaining access to Franchisor's marketing techniques, operational procedures, business practices and management methods used in Sub-franchisor's Business is a primary reason for entering into this Agreement. Sub-franchisor therefore agrees that, unless this Agreement is properly terminated pursuant to Section 5.01 hereof, in order to foster System loyalty, promote inter-brand competition and protect the ability of Franchisor to sell new franchise rights within the area, Sub-franchisor will not, for a period of two (2) years, commencing on the effective date of termination, or the date on which Sub-franchisor ceases the business conducted pursuant to this Agreement, whichever is later, have any interest as an owner, investor, partner, director, officer, employee, consultant, representative or agent, in any business competitive with that theretofore constituting the operations of a Business or any portion thereof, within ten (10) miles of Sub-franchisor's Development Area (except ownership of securities that are traded on a stock exchange or on the over-the-counter market representing five percent (5%) or less of the equity or voting power of the issuer thereof). It is understood and agreed by Sub-franchisor that the purpose of this covenant is not to deprive Sub-franchisor of means of livelihood and will not do so, because Sub-franchisor earned a livelihood before entering into this Agreement, has the skills to do so in the future and that Sub-franchisor will not be restricted from engaging in any business outside the scope of the Business herein; and that the purpose is to protect the goodwill and interests of Franchisor, the Franchisor's System and Network of OVO franchises.

(h) Irreparable Injury. Sub-franchisor acknowledges that Sub-franchisor’s breach or threatened breach of Sections 3.06(h), 3.07, 5.03 and 6.02(a) would result in irreparable injury to Franchisor, the Marks and System for which no adequate remedy at law is available. Sub-franchisor accordingly agrees that if Sub-franchisor breaches, or threatens to breach any of these provisions, Franchisor shall be entitled to permanent and temporary injunctive relief from any court of competent jurisdiction in addition to other remedies allowed by law and not withstanding Section 7.05 hereof.

ARTICLE 6. TRANSFER AND ASSIGNMENT

6.01 Prior Offering and Consent; Conditions For Approval.

Sub-franchisor understands and acknowledges that the rights and duties created by this Agreement are personal to Sub-franchisor and that Franchisor has granted this franchise in reliance upon the individual character, skill, aptitude, attitude, business ability and financial capacity of Sub-franchisor. Therefore, except as hereinafter provided at Section 6.04, neither this Agreement or the Business, or any part or all of the ownership of Sub-franchisor therein (including, but not limited to voting stock, securities convertible thereto, partnership and sole proprietorship interests, as well as unit franchise agreements entered into with Sub-franchisor), may be voluntarily, involuntarily, directly or indirectly assigned, sold, issued or otherwise transferred by Sub-franchisor or its owner(s) until this Agreement and the Business have first been offered to Franchisor as provided in Section 6.03, and, if Franchisor does not accept this offer, without the prior written consent of Franchisor which shall not be unreasonably withheld, provided that the following conditions are met prior to, or concurrently with, the effective date of the assignment:

(a) The proposed transferee meets Franchisor's uniform standards of qualification then applicable with respect to all applicants for a OVO sub-franchisor including, but not limited to financial strength, business experience, profile fit and other relevant business considerations; and

(b) As of the effective date of the transfer, all obligations of Sub-franchisor under all written contracts and agreements between Sub-franchisor and Franchisor are fully satisfied; and

(c) A transfer fee in an amount equal to Franchisor’s then-current transfer and training fee is paid to Franchisor at least 30 days prior to the effective date of the transfer to cover Franchisor's costs in evaluating and ensuring training of the proposed transferee, as well as effecting the transfer; and

(d) The transferee shall have signed and agreed to be bound by the form of franchise agreement (and other ancillary agreements, if any) as are then used by Franchisor in the grant of franchises which shall: (i) waive the initial sub-franchisor fee; (ii) provide for a term equal to the remaining term hereof; and (iii) provide for the same royalty fee and other fees required in this Agreement; and

(e) The proposed transferee attends and completes all segments of the training program to Franchisor's satisfaction; and

(f) Except to the extent limited by applicable law, Sub-franchisor and its owner(s) have executed a general release, in form satisfactory to Franchisor, of any and all claims against Franchisor and its affiliates, directors, officers, employees and agents; and

(g) Franchisor approves the material terms and conditions of the assignment, which approval shall not be unreasonably withheld, including particularly a determination that the price and terms of payment are not so burdensome as to adversely affect the future operations of the Business by the proposed transferee in compliance with the terms and conditions of the franchise agreement.

6.02 Death or Disability of Sub-franchisor

In the event of the death or disability of Sub-franchisor or of a principal owner of Sub-franchisor, or if Sub-franchisor is a corporation or partnership, or the owner of a majority interest therein, the executor, administrator, conservator or other personal representative of such person shall transfer his interest within a reasonable time, not to exceed one hundred twenty (120) days from the date of death or disability, to a third party approved by Franchisor. The term “disability” means a mental or physical disability, impairment or condition that is reasonably expected to prevent or actually does prevent Sub-franchisor from supervising management and operation of the franchise for thirty or more consecutive days. This transfer, including, without limitation, transfers by devise or inheritance, shall be subject to all of the terms and conditions contained in Section 6.01 and the following:

(a) Interim Management by Franchisor.  If after death or disability Sub-franchisor's Business is not being managed and operated by a competent and trained manager, or Franchisor has exercised its option to purchase pursuant to Section 5.03 (c), or any other time when Franchisor is concerned that continued operation by Sub-franchisor may harm the Marks or System, Franchisor is authorized, but is not obligated, to immediately assume management of the Business until an approved and trained transferee can assume operations. Revenues from operation of the Business during the period of interim management by Franchisor shall be used by Franchisor to meet any and all expenses of Sub-franchisor's Business including, without limitation, the weekly compensation, travel and living expenses of any of Franchisor's employees or designees. Operation of Sub-franchisor's Business during any period of management by Franchisor pursuant to this subparagraph (a) shall be for and on behalf of Sub-franchisor, provided that Franchisor shall only have a duty to utilize its best efforts and shall not be liable for any debts, obligations or losses incurred by the Business during any period in which it is managed by Franchisor.

6.03 Right of First Refusal.

In the event Sub-franchisor desires to make any sale, assignment or other transfer referred to in Section 6.01, Sub-franchisor shall first obtain a bona fide, executed written offer from responsible and fully disclosed purchaser(s) and submit an exact copy of this offer to Franchisor. Franchisor shall have the right, exercisable by written notice delivered to Sub-franchisor, to accept this offer on equal terms and price at any time within thirty (30) days following receipt by Franchisor of the exact copy of Sub-franchisor's offer. If Franchisor does not exercise its right of first refusal, Sub-franchisor may complete the proposed sale, assignment or other transfer pursuant to and on the terms of the offer, and in compliance with all provisions of Section 6.01. In the event the sale, assignment or other transfer is not completed within sixty (60) days after delivery of the offer to Franchisor or there is a material change in the terms of the sale, assignment or other transfer, Franchisor shall again have a right of first refusal herein provided.

(a) Transfer of Major Interest. In the event Sub-franchisor desires to make any sale, assignment or other transfer of more than 50% of the capital stock or of the partnership interest of a corporation, partnership or other entity organized and wholly owned by Sub-franchisor to which this Agreement has been assigned pursuant to Section 6.04, then Franchisor shall also have the option to purchase not only the interest being transferred but also the remaining interest so that Franchisor shall have a right of first refusal to purchase 100% of the ownership interest. The value of this 100% interest shall be determined on a basis proportionate to the price of the interest initially offered. For example, if a 60% interest is being sold by Sub-franchisor for $1,000,000 then the value of the 100% interest would be $1,666,666.

6.04 Assignment to Sub-franchisor Entity.

It is understood that Sub-franchisor may assign and delegate this Agreement and Sub-franchisor's rights and obligations hereunder to a corporation, partnership or limited liability company (“LLC”) organized by Sub-franchisor for that purpose in which Sub-franchisor owns and controls a majority of the equity and voting power of all issued and outstanding stock, general partnership interest or LLC membership interest, and without complying with Sections 6.01 and 6.03, provided that:

(a) All shareholders (or partnership partners or LLC members), the maximum number of which are four, are identified to and approved by Franchisor (which approval shall not be unreasonably withheld); and

(b) The articles of incorporation, articles of partnership, partnership agreement, bylaws, LLC member agreements or other organizational documents of the corporation, partnership or LLC shall recite that the issuance and assignment of any interest therein is restricted by the terms of Sections 6.01 and 6.03 of this Agreement, and in the case of a corporation all issued and outstanding stock certificates of the corporation shall bear a legend reflecting or referring to the restrictions of Sections 6.01 and 6.03 in a form satisfactory to counsel for Franchisor; and

(c) Each shareholder, officer, director or partner of Sub-franchisor shall execute an agreement provided by Franchisor undertaking to be bound jointly and severally by the provisions of this Agreement; and

(d) Sub-franchisor shall furnish to Franchisor at any time upon request, in form as Franchisor may require, a list of all shareholders, directors, officers, partners or LLC members of Sub-franchisor reflecting their respective interests in and positions with Sub-franchisor; and

(e) The corporation, partnership or LLC shall at no time engage, directly or indirectly, in any similar business activity other than those directly related to the operation of Sub-franchisor's Business, pursuant to all terms and conditions of this Agreement; and

(f) Franchisor shall be given written notice of the assignment and delegation, and upon compliance with the foregoing, the corporation, partnership or LLC shall have all of said rights and obligations, and the term "Sub-franchisor" as used herein shall refer to the corporation, partnership or LLC.

6.05 Consent Does Not Constitute Waiver.

Franchisor's consent to an assignment or transfer of any interest subject to the restrictions of this Article shall not constitute a waiver of any claims it may have against the transferring party, nor shall it be deemed a waiver of Franchisor right to demand exact compliance with any of the terms or conditions hereof by transferee.

6.06 Transfer or Assignment By Franchisor.

This Agreement is fully assignable by Franchisor in whole or in part and shall inure to the benefit of any assignee or other legal successor to the interest of Franchisor herein.

ARTICLE 7. ADDITIONAL LIMITATIONS AND PROVISIONS

7.01 Independent Status.

This Agreement and the activities pursuant hereto do not and will not be deemed to create any relationship between Franchisor and Sub-franchisor or any other party of agency, partnership, joint venture or employment, or any other relationship except that of franchisor and Sub-franchisor or except when this Agreement expressly authorizes Franchisor to act as attorney-in-fact for Sub-franchisor in specified circumstances. Franchisor shall have no right to control any employees of Sub-franchisor, including the terms and conditions of their employment. Sub-franchisor is and shall be solely an independent contractor and shall at no time act or represent itself to be acting in any other capacity. Without limiting the foregoing, Sub-franchisor shall not incur any obligation or indebtedness on behalf of Franchisor; shall only contract or otherwise incur any obligation or indebtedness only in Sub-franchisor's own name, which, if Sub-franchisor is a corporation or partnership, shall at no time include Franchisor's name or Marks or any part thereof, or be so similar thereto so as to be in any way misleading; and Sub-franchisor shall otherwise comply with the provisions of Section 3.07 hereof.

7.02 Whole Agreement; Amendments; Construction.

This Agreement, together with the Franchise Disclosure Document (including all Exhibits and State Addenda) attached as Exhibit B, contains the entire understanding of the parties, except for such additional agreements and understandings as may, concurrently herewith or hereafter be set forth in written agreements executed by both parties hereto. This Agreement shall be effective only when executed by a duly authorized officer of Franchisor. Subject to Franchisor’s right to modify its Policy Manual as provided herein, no amendment or addition to this Agreement shall be effective unless in writing, executed by a duly authorized officer of Franchisor and by Sub-franchisor. Nothing in this Agreement is intended, nor shall be deemed, to confer any rights or remedies upon any person or legal entity not a party hereto. The headings of the several sections and paragraphs hereof are for convenience only and do not define, limit or construe the contents of the sections or paragraphs. This Agreement shall be executed in multiple copies, each of which shall be deemed an original. Nothing in this or in any related agreement, however, is intended to disclaim the representations we made in the franchise disclosure document that we furnished to you.

7.03 No Representations or Warranties

Sub-franchisor specifically recognizes and acknowledges that the success of the business venture contemplated by this Agreement depends largely upon the abilities of Sub-franchisor as an independent businessperson, as well as other factors, such as market and economic conditions beyond the control of Franchisor and Sub-franchisor. Sub-franchisor acknowledges entering into this Agreement only after making a thorough, independent investigation of Franchisor's operations and program and the competitive market thereof, and not upon any representation, whether as to profits which Sub-franchisor might expect to realize or otherwise. Sub-franchisor acknowledges that there has been no representation or warranty not expressly stated in this Agreement made by Franchisor or any representative thereof or any other person on its behalf, regarding the potential success of Sub-franchisor's business, or otherwise.

7.04 Severability; Additional Assurances.

Should any provision of this Agreement be for any reason held invalid, illegal or unenforceable, that provision shall be deemed restricted in application to the extent required to render it valid and the remainder hereof shall in no way be affected and shall remain valid and enforceable for all purposes, both parties hereto declaring that they would have executed this Agreement without inclusion of the invalid, illegal or unenforceable provision. If any of the provisions of this contract are inconsistent with applicable state law, then the state law shall apply. Each party agrees to execute and deliver to the other any further documents that may be reasonably required to fully effectuate the provisions hereof. To the extent that any provisions of Sections 3.06(e) or 5.03(g) are deemed unenforceable by virtue of its scope of area, prohibited business activity or length of time, but may be made enforceable by reductions of any or all provisions thereof, Sub-franchisor and Franchisor agree that Sections 3.06(e) or 5.03(g) shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought. Although printed provisions of this Agreement were prepared by Franchisor, this Agreement shall not be construed either for or against Franchisor or Sub-franchisor, but shall be construed in accord with the general tenor of the language to reach a fair and equitable result.

7.05 Dispute Resolution and Remedies.

(a) Negotiation. If any dispute arises between the parties, before commencing any arbitration as set forth in subparagraph (c) below, the parties will first attempt to negotiate a settlement among themselves for at least 30 days starting from written notice to the other party describing the nature of the dispute, the claim for relief and identity of one or more persons with authority to settle the dispute.

(b) Mediation.  If the dispute is not resolved by negotiation within the 30-day period, either party may, at its option, begin mediation procedures. Mediation will be conducted by and under the rules of the American Arbitration Association in Franchisor’s then current city and state (which is San Jose California as of the date this Agreement is signed). The parties shall share the cost of mediation, such as the mediator’s fee and cost of the facility, equally.

(c) Arbitration.  Any dispute arising out of or in connection with this Agreement and activities hereunder, if not resolved by negotiation or mediation as described above, shall be settled by binding arbitration in Franchisor’s then current city and state (which is San Jose, California as of the date this Agreement is signed), in accordance with the Commercial Arbitration Rules, as then in effect, of the American Arbitration Association. The arbitration shall be conducted before a panel of three arbitrators. Franchisor shall select one arbitrator and Sub-franchisor shall select another arbitrator. The two arbitrators so selected shall select the third arbitrator. All arbitrators must have at least 10 years experience in franchising and franchise law. Judgment upon an award rendered by a majority of the Arbitrators may be entered in any state or federal court having jurisdiction and shall be final, binding and non-appealable. It is the intent of the parties that no claim arbitrated hereunder shall be arbitrated on a class wide basis. In the event that this Agreement is terminated by Franchisor on account of a claimed default hereunder by Sub-franchisor, and without waiving any of Franchisor’s rights under Section 7.09 below, any objection or claim by Sub-franchisor arising there from shall be deemed waived and released unless Sub-franchisor shall deliver to Franchisor written demand for arbitration within thirty (30) days following the effective date of the termination; provided, however, that this waiver and release of claims shall not apply with respect to any claim arising under applicable state law. The failure of either party to object to, or exercise any remedy on account of, any failure or performance hereunder by the other party shall not constitute a waiver of any other failure of performance of the same or different nature.

7.06 Notices.

All notices required or permitted hereunder shall be in writing, shall be deemed given when received, and shall be personally delivered to or sent by registered or certified mail, return receipt requested, or by email electronic communication, addressed as follows:

To Franchisor:Royal Bakery Holdings, Inc.
848 Stewart Drive, Ste. 101
Sunnyvale, CA 94085
Attn: Nikki Ma
Email: nikki.ma@royalbakeryholdings.com

To Sub-franchisor:  __________________________________
__________________________________
__________________________________
__________________________________

Either party may change the address for notices by written notice to the other in accordance with the foregoing.

7.07 Successors and Assigns; Governing Law; Jurisdiction

Subject to the above provisions concerning assignments and transfers by Sub-franchisor, this Agreement shall inure to the benefit of and be binding upon the successors, assigns and legal representatives of the parties hereto.

Except to the extent governed by the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. Sections 1051 et. seq.) or other applicable state law, this Agreement shall be construed in accordance with, and governed by, the laws of the State where Franchisor’s principal business address is then located (California as of the date this Agreement is signed). If a claim is asserted in any legal proceeding, or in arbitration, Sub-franchisor agrees all actions must be commenced in the state, and in the state or federal court of general jurisdiction (or arbitration site) closest to where Franchisor’s principal business address is then located, and Sub-franchisor irrevocably submits to the jurisdiction of those courts and waives any objection Sub-franchisor might have to either jurisdiction or venue in those courts or arbitration proceedings.

7.08 Limitation of Claims

Except for claims arising from Sub-franchisor’s nonpayment or underpayment of amounts due Franchisor, and subject to Section 7.05 hereof, any and all claims arising out of or relating to this Agreement will be barred as a claim, counterclaim, defense or set off unless a proceeding is commenced within one (1) year from the occurrence of the facts giving rise to such claims or ninety (90) days from either the actual discovery of the facts giving rise to such claims or from the date on which the party asserting the claim knew or should have, in the exercise of reasonable diligence, discovered such facts.  Any claims arising under a termination by Franchisor must be made within two months of the termination date.

7.09 Waiver of Punitive Damages

Franchisor and Sub-franchisor (and its owners and guarantors, if applicable) hereby waive to the fullest extent permitted by law, any right to or clam for any punitive or exemplary damages against the other and agree that in the event of a dispute between them each shall be limited to the recovery of any actual damages sustained.

7.10 Acknowledgment of Understanding; Opportunity to Consult

Sub-franchisor acknowledges reading and understanding this Agreement, including all attachments hereto, and agreements relating thereto, if any, and that Franchisor has accorded Sub-franchisor ample time and opportunity to consult with an attorney, accountant or other advisor of Sub-franchisor’s own choosing about the potential benefits and risks of entering into this Agreement.

7.11 No Attorney Fees

If legal action, including any action on appeal, or arbitration is necessary to enforce the terms and conditions of this Agreement, neither party will be permitted to recover attorney fees from the other, unless either party is entitled to recover attorney fees under applicable law if it prevails. In that case, if the opposing party prevails, it has a reciprocal right to recover attorney fees.

In Witness Whereof, the parties hereto have executed this Agreement as of this 3rd day of October, 2012.

Egg Tart Café United Holdings, LLC.		Royal Bakery Holdings, Inc.
a Delaware corporation		a Delaware Corporation
("Franchisor")		("Sub-franchisor")

By:	/s/ Tommy Cheung	By:	/s/ Stephen Wan
Title:	Chairman	Print Name:	Stephen Wan

Exhibit 1 to Sub-Franchisor Agreement

The Designated Area referred to in subparagraph (b) of Section 2.01 is:

______________
initialsinitials